Exhibit 99.1

Contact: Charity Frantz
April 7, 2020	570-724-0225
charityf@cnbankpa.com

Citizens & Northern Corporation to Hold Previously

Announced April 16, 2020 Annual Meeting of Shareholders by

Virtual Means Due to Coronavirus Concerns

Wellsboro, PA -- April 7, 2020 – Citizens & Northern Corporation (Nasdaq: CZNC) Citizens & Northern Corporation (the “Company”) today announced that, due to the continuing public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders, employees, and other stakeholders, the Company's 2020 annual shareholder meeting will now be held virtually. A proxy statement supplement will be filed today with the Securities Exchange Commission with additional information concerning the virtual meeting, which we urge shareholders to read in its entirety.

Although shareholders will not be able to attend the annual meeting in person, virtual attendance capabilities will provide shareholders the ability to participate and ask questions during the meeting. Additionally, the Company's shareholders will be deemed to be "present" if they access the annual meeting through the virtual platform and they will be able to vote their shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.

The virtual meeting will be held on the same date and time as previously announced, April 16, 2020 at 2:00 p.m. (local time). As described in the proxy materials for the annual meeting previously distributed, the Company's shareholders are entitled to participate in the annual meeting if they were a shareholder of record as of the close of business on February 3, 2020, which is the record date for the annual meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided in this announcement and may continue to be used to vote each shareholder's shares in connection with the annual meeting.

Shareholders will be able to attend the meeting online, vote their shares electronically, and submit their questions during the meeting by visiting: https://web.lumiagm.com/244346915. Click on “I have a control number,” enter the control number found on your proxy card, voting instruction form or notice that you received previously, and enter the password: citizens2020 (the password is case sensitive). In light of the foregoing, the Company urges shareholders to consider voting and submitting proxies in advance of the annual meeting using one of the available methods described in the proxy materials previously provided to the Company's shareholders.

The Notice of Annual Meeting, Annual Report, Proxy Statement and Proxy Card are available at:

http://www.astproxyportal.com/ast/11697/

About C&N: Citizens & Northern Corporation is the parent company of Citizens & Northern Bank (C&N), a local, independent community bank providing complete financial, investment and insurance services through 27 full service offices throughout Bradford, Bucks, Cameron, Lycoming, McKean, Potter, Tioga and Sullivan counties in Pennsylvania and Steuben county in New York. C&N offers commercial, residential and consumer lending services through 3 loan production offices in Elmira, New York and Warminster and York in Pennsylvania. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.